Exhibit 10.1
EMPLOYMENT LETTER

EMPLOYEE: Jeff McCall                                                                                       DATE:  May 3, 2011

Dear Jeff:

This letter will serve to confirm Standard Pacific’s arrangement with you for employment with Standard Pacific or its subsidiary (the “Company”).  Set forth below are the principal points of our offer of employment, contingent upon the conditions we note below:

Employer:	Standard Pacific Corp.
Employment Commencement Date:	Expected June 6, 2011 (no later than June 30, 2011)
Position:	EVP & Chief Financial Officer
Supervisor:	Ken Campbell, Chief Executive Officer
Annual Salary:	$550,000, payable semi-monthly
Signing Bonus:	$600,000 (payable if you are an employee of the Company 30 days after your employment commencement date)
Stock Option Grant:	1,300,000 non-qualified stock options
	Strike Price:	Closing price on grant date (which will be your employment commencement date)
	Term:	7 years
	Vesting:	25% on issuance; 25% on each anniversary of issuance if you remain an employee through such date
	Plan:	Granted from 2008 Plan Standard Terms & Conditions apply

2011 Incentive Compensation

For the year ended December 31, 2011, you will receive the following incentive compensation (collectively, the "Incentive Compensation"):

a.
Adjusted EBITDA Bonus. An incentive bonus under the Company’s 2008 Equity Incentive Plan equal to 0.75% of the Adjusted EBITDA of the Company for the year ended December 31, 2011, prorated for the portion of 2011 that you are actively employed by the Company.

b.
Definition of Adjusted EBITDA. “Adjusted EBITDA” means net income (loss) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) expensing of previously capitalized interest included in income (loss) from unconsolidated joint ventures, (e) impairment charges, (f) restructuring charges, (g) (gain) loss on early extinguishment of debt, (h) depreciation and amortization, (i) amortization of stock-based compensation, and (j) cash incentive compensation expense, but after the amortization of impairments recorded subsequent to December 31, 2010, less $10.085 million (representing all remaining unamortized impairments for periods ending on or prior to December 31, 2010).  For purposes of calculating the amortization of impairments recorded subsequent to December 31, 2010, any such impairments will be straight-lined over the two fiscal years ended December 31, 2011 and 2012.

c.
Timing of Payment. The Incentive Compensation will be paid 50% in cash and 50% in restricted Company common stock.  The common stock will be issued pursuant to the Company’s then form Share Award Agreement and will be subject to a restriction on transfer which will lapse with respect to one-third of the total number of shares issued to you on each of the first three anniversaries of the date of issuance.  The Incentive Compensation will be paid to you on the date determined by the Compensation Committee of the Board of Directors following approval of the Company’s financial statements by the Company’s Audit Committee and the approval of the calculation of the amount of the Incentive Compensation by the Compensation Committee.

d.	Termination of Employment. You will not be entitled to all or any portion of the Incentive Compensation if your employment terminates for any reason or no reason on or prior to December 31, 2011.

e.
Accounting Records.  For purposes of all computations under this letter, the accounting records maintained by the Corporate accounting staff covering the Company’s activities, the application of all accounting principles and rules by the Corporate accounting staff, and all determinations and calculations made by the Corporate accounting staff, will be conclusive and binding absent manifest error

f.
Recoupment of Incentive Compensation. You acknowledge and agree that if the Company restates its financial results, the Company will review the Incentive Compensation paid to you hereunder to determine whether the payment of any such compensation was based, in whole or in part, on reported financial results that were subsequently modified as a result of the restatement.  If the Company determines you would have received a lower amount of compensation than you were otherwise paid based upon the restated financial results, you will, promptly following receipt of written notice from the Company’s Board of Directors (whose determination of the amount of any overpayment made to you shall be final absent manifest error), repay to the Company the amount by which the board has indicated to you in writing that you have been overpaid.  Notwithstanding the foregoing, the board (i) will not seek to recoup compensation paid hereunder if it is paid more than three years prior to the date the applicable restatement is publicly disclosed, and (ii) will not seek to recoup compensation from you if it determines, in its sole discretion, that fraud or misconduct by you was not a contributing factor to the restatement.

g.	Prohibition on Transfer. You may not transfer all or any portion of your Incentive Compensation prior to actual payment.

For the years ended December 31, 2012 and 2013, your targeted percentage of Adjusted EBITDA will remain at 0.75%.

Relocation Expenses

The Company will reimburse you for the following costs associated with relocating your primary residence from Chicago to Southern California (and will “gross-up” the amounts paid to you, to the extent you will have to recognize payments as income, so that the costs to be paid by the Company and described below are ultimately “neutral” to you):

1.	All usual and customary realtor commissions paid by you in connection with the sale of your Chicago primary residence;
2.	All reasonable and customary housing costs up to $15,000 per month (not to be “grossed up”), not to exceed 8 months (terminates early if Chicago primary residence sold prior to 8 months);
3.	Reasonable house hunting trip expenses (up to 4 trips for you, your wife and children) from Chicago to Southern California; and
4.
All of the reasonable and customary costs associated with relocating the belongings contained in your Chicago primary residence to your Southern California primary residence (provided, that, for the avoidance of doubt, air travel reimbursement shall be limited to regular commercial airline flights and the relocation of belongings will be by usual and customary ground relocation services).

You agree to promptly repay to the Company all relocation expenses (including “gross-up” amounts) expended by the Company should you voluntarily terminate your employment with the Company prior to the date that is 12 months following your employment commencement date.

Severance

If your employment with the Company is terminated without “cause” or for “good reason” (each as defined below) prior to December 31, 2013, you will be entitled to receive: (i) $1,100,000 in cash, (ii) vesting of any tranche of your Stock Option Grant that would have vested had you been employed by the Company for the twelve month period following the date on which your employment is terminated,  (iii) twelve (12) months of paid COBRA health insurance benefits, and (iv) if the termination of your employment is also the result of the acquisition of the Company, a pro-rated bonus for the portion of the year in which you were actively employed by the Company.  The receipt of these payments and benefits is contingent upon your execution of the Company’s severance and release agreement.

For purposes of this letter:

• “Cause” shall mean the occurrence or existence of any of the following with respect to you:  (a) your conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdictions for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved; (b) your willful engaging in dishonest or fraudulent actions or omissions which results directly or indirectly in any material demonstrable financial or economic harm to the Company of its affiliates; (c) your willful breach or willful and habitual neglect of your material duties, and such breach or neglect remains uncured for a period of forty-five (45) days after written notice from the Company; (d) your repeated non-prescription use of any controlled substance which in the Company’s reasonable determination renders you unfit to serve in your capacity as an officer or employee of the Company or its affiliates; (e) your physical destruction of substantial property or assets of the Company or its affiliates; or (f) your engaging in willful and serious misconduct which is injurious to the Company.

• “Good Reason” shall mean (a) you no longer report directly to the Chief Executive Officer and no longer hold the Chief Financial Officer title, or (b) you are required to relocate your current primary office more than 35 miles from Irvine, California without your consent.  In order to receive severance for “good reason”, you must resign your employment within sixty (60) days of becoming aware of the facts or circumstances constituting “good reason.”

Compensation & Separation From Employment

Except for the severance described above and the payment of your 2011 pro-rated incentive compensation if you remain an employee of the Company through December 31, 2011, all rights to compensation (including any salary or bonus listed above) terminate upon separation from employment.  Except for your 2011 pro-rated incentive compensation which will be paid to you if you remain an employee of the Company through December 31, 2011, absent a written agreement between you and the Company to the contrary (which must be signed by Standard Pacific’s Chief Executive Officer or Corporate Senior Vice President of Human Resources), you will not be entitled to all or any bonus or other incentive compensation which is not paid in the ordinary course of business prior to your separation from the Company.  You acknowledge that the severance described above is being provided to you in part in lieu of any such bonus or incentive compensation.

Benefit Plans and Company Policies and Procedures

A description of the Company’s current benefit plans, the new employee packet, and the Company’s Employee Manual (all of which are subject to review and change from time to time at the sole discretion of the Company), will be provided to you upon commencement of employment.  It is a condition to your employment with the Company that you agree to comply with all of the Company’s policies and procedures as in effect from time to time, including the policies and procedures set forth in the Employee Manual.  The terms of the Company’s vacation policy as defined in the Employee Manual will apply to you (as an Executive Officer of the Company you do not accrue vacation time but are permitted to take vacation as you deem appropriate consistent with the Company’s business needs).

Code of Business Conduct and Ethics

A copy of Standard Pacific’s Code of Business Conduct and Ethics (the “Code”), which is also contained in the Employee Manual, has been provided to you with this letter.  Among other things, the Code provides that Company employees should not be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.  Section 7 of the Code in particular provides that Company employees and members of their Extended Families (as defined in the Code) may not engage in activities that compete (or appear to compete) with the Company without first obtaining “Required Approval” as provided by the Code.  Unless “Required Approval” is obtained, Company employees and members of their Extended Families may not engage in for profit, or hold any ownership interest in (whether active or passive), consult with, or otherwise work for, a business (other than the Company) engaged in homebuilding, land development, land acquisition, real estate brokerage, real estate sales, mortgage lending, title insurance or escrow services.  Our offer of employment to you is contingent upon (i) your disclosure to us in writing of all actual and potential conflicts of interest you might have with Standard Pacific (please complete and return the “Code of Business Conduct and Ethics Disclosure Certificate” attached to this letter), and (ii) either (A) your divestiture of the conflict or (B) the Company’s decision to grant “Required Approval” for the continuation of the conflict activity.  The Company may decide to grant or deny “Required Approval” in its sole discretion, for any reason or no reason, and this letter shall not constitute an offer of employment to you until such time as the condition described in the previous sentence is satisfied in full (you have no conflicts or Standard Pacific has provided “Required Approval”).

In addition, you may not begin employment with the Company until such time as you have certified to us in writing that you have discontinued your employment, engagement, consulting or other active participation in all other businesses; provided, that  you may remain a passive investor, but will not be named in any prospectus or otherwise participate in the marketing or management of, any fund.  If the Company does not receive your certification on or prior to June 30, 2011 this offer will lapse and you will not be entitled to any of the compensation described in this letter.

At-Will Employment

This letter will also serve to confirm that you understand that your employment with the Company is voluntarily entered into and you are free to resign at any time, for any reason or no reason, with or without cause.  Similarly, the Company has the right to terminate its employment relationship with you at any time, for any reason or no reason, with or without cause.  This means you are an “at-will” employee and are not being hired for a specific term of employment.  This employment status can be modified only through an express written modification signed by you and any of the following Standard Pacific corporate officers:  Chief Executive Officer or Corporate Senior Vice President of Human Resources.  This provision may not be modified orally.

Arbitration of Disputes

The Company's goal is to quickly resolve any disputes that may arise with its employees.  Therefore,  all disputes, disagreements, claims or controversies between you and the Company, including those which relate in any manner to this letter or your employment with the Company or the termination thereof, including, but not limited to, claims of harassment, discrimination, wrongful termination, defamation, fraud, infliction of emotional distress or other claims under any federal, state, or local law (excluding unemployment, workers' compensation claims and claims under any Company benefit plan which provides its own arbitration procedure), shall be resolved exclusively by final and binding arbitration before a single arbitrator who is a retired judge in accordance with the then existing JAMS Employment Arbitration Rules and Procedures .  If JAMS is unavailable, the parties will use another mutually agreed upon private dispute resolution service.   The parties shall pay their own costs of arbitration; provided, however, that this is a national agreement and so the Company will pay such costs of arbitration if required to do so by applicable law (such as, in certain cases, in California) to make this agreement enforceable or if required to do so by the rules of the private arbitration service in effect at the time of the dispute.  By agreeing to arbitrate, you and the Company are waiving their rights to a jury trial in court.  Unless otherwise agreed to by the parties, the arbitration shall be held in the principal city in the federal judicial district where you were employed when the dispute first arose.  The arbitrator shall apply the law of the state where you were employed at the time the dispute first arose.  Any action to enforce this Agreement to arbitrate or to enforce or vacate the arbitration award shall be governed by the Federal Arbitration Act.  Any request for arbitration must be made within one year of the date on which the dispute first arose unless a longer period of time for bringing such a claim is provided by law.  The parties shall be entitled to conduct adequate discovery and to obtain all remedies available to the parties as if the matter had been tried in court.  The arbitrator shall issue a written decision which provides the findings and conclusions on which the award is based.  The decision of the arbitrator shall be final and binding on all parties, and may be entered as a judgment by any party with any federal or state court of competent jurisdiction.  All aspects of the arbitration proceeding, and any ruling, decision or award by the arbitrator, will be strictly confidential. The parties will have the right to seek relief in the appropriate forum to prevent any actual or threatened breach of this provision. The parties further agree that if any portion of this employment letter is deemed unenforceable, all of the remaining provisions shall be fully effective.

Entire Agreement

This letter contains the entire understanding between you and the Company and supercedes and replaces all prior and contemporaneous oral or written agreements, understandings and discussions concerning your employment with the Company.  Your signature below confirms that nothing has been promised or represented to you except as specifically set forth in this letter. No provision of this Agreement may be amended or modified except by a writing signed by you and any of the following Standard Pacific corporate officers:  Chief Executive Officer or Corporate Senior Vice President of Human Resources.

Signed by: EMPLOYER		Accepted by: EMPLOYEE
Standard Pacific Corp.		Jeff McCall

By:	/s/ Ken Campbell	/s/ Jeff McCall
	Ken Campbell, Chief Executive Officer	Signature

Date:	May 4, 2011	Date:	May 4, 2011